As filed with the Securities and Exchange Commission on August 26, 2009
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SIGMA DESIGNS, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-2848099 (I.R.S. Employer Identification No.)

1778 McCarthy Blvd. Milpitas, California (Address of principal executive offices)	95035 (Zip Code)
2009 Stock Incentive Plan (Full title of the plans)

Thinh Q. Tran
President and Chief Executive Officer
Sigma Designs, Inc.
1778 McCarthy Blvd.
Milpitas, California
(Name and address agent for service)
(408) 262-9003
(Telephone number, including area code, of agent for service)

Copy to:
James J. Masetti, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
(650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common stock, no par value (including preferred stock purchase rights): To be issued under the 2009 Stock Incentive Plan	2,900,000	$16.23	$47,067,000	$2,627

(1)
Each share of common stock is accompanied by a preferred stock purchase right pursuant to the Rights Agreement, dated June 7, 2004 (the “Rights Agreement”), between Sigma Designs, Inc. and Mellon Investor Services LLC, as Rights Agent. Until the occurrence of certain events specified in the Rights Agreement, the preferred stock purchase rights will not be exercisable or evidenced separately from the common stock.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock (and related preferred stock purchase rights) to be offered or sold pursuant to the above-named plan that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.   In addition, the number of shares available for issuance under the 2009 Stock Incentive Plan may be increased from time to time by shares of common stock subject to outstanding awards under the registrant’s 2001 Stock Plan (“2001 Plan”) that terminate prior to exercise and would otherwise be returned to the share reserves under the 2001 Plan up to a maximum of 1,000,000 shares; provided, however that no shares returned to the 2001 Plan in connection with the registrant’s proposed option exchange program will be available for issuance under the 2009 Stock Incentive Plan.

(3)	Represents the average of the high and low prices of the common stock as reported on the Nasdaq National Market on August 24, 2009.
(4)
Computed in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of the common stock as reported on the Nasdaq National Market on August 24, 2009.

____________________

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)
Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed with the Commission on April 2, 2009, as amended on Form 10-K/A for the fiscal year ended January 31, 2009, filed with the Commission on May 29, 2009.

(b)	Definitive proxy statement for 2009 annual meeting of shareholders, filed with the Commission on June 30, 2009.

(c)	Quarterly Report on Form 10-Q for the period ended May 2, 2009, filed with the Commission on June 6, 2009;

(f)
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A as filed with the Commission on November 3, 1986, including any amendment or report filed for the purpose of updating such description.

(g)
The description of the Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A as filed with the Commission on June 8, 2004, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our articles of incorporation and bylaws provides for indemnification of our directors and officers to the extent and under the circumstances permitted by the California Corporations Code.  The Registrant also maintains insurance policies that insure its officers and directors against certain liabilities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Preferred Stock Rights Agreement, dated as of June 7, 2004, between the Company and Mellon Investors Services LLC, as Rights Agent, including the Certificate of Designation, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibit A, B and C, respectively (incorporated by reference to exhibit filed with the Registrant’s Current Report on Form 8-K filed on June 8, 2004).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Armanino McKenna LLP, independent registered public accounting firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Milpitas, State of California, on the 26th day of August, 2009.

SIGMA DESIGNS, INC.

By:	/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thinh Q. Tran and Thomas E. Gay III and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
\s\ Thinh Q. Tran	President and Chief Executive Officer	August 26, 2009
Thinh Q. Tran \s\ Thomas E. Gay III	(Principal Executive Officer) Chief Financial Officer and Secretary	August 26, 2009
Thomas E. Gay III \s\ William J. Almon	(Principal Financial and Accounting Officer) Director	August 26, 2009
William J. Almon \s\ Julien Nguyen	Director	August 26, 2009
Julien Nguyen \s\ Lung C. Tsai	Director	August 26, 2009
Lung C. Tsai

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
Preferred Stock Rights Agreement, dated as of June 7, 2004, between the Company and Mellon Investors Services LLC, as Rights Agent, including the Certificate of Designation, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibit A, B and C, respectively (incorporated by reference to exhibit filed with the Registrant’s Current Report on Form 8-K filed on June 8, 2004).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Armanino McKenna LLP, independent registered public accounting firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereto).